Exhibit 8

December 5, 2005

CNL Retirement Properties, Inc.

450 South Orange Avenue

Orlando, Florida 32801

Ladies and Gentlemen:

We have acted as tax counsel to CNL Retirement Properties, Inc., a Maryland corporation formerly known as CNL Health Care Properties, Inc. (the “Company”) in connection with its registration statement on Form S-3 filed with the Securities and Exchange Commission on November 29, 2005 (the “Registration Statement”) relating to the proposed offering of up to 30,000,000 shares of common stock of the Company, par value $.01 per share (the “Shares”), issuable in connection with the Company’s Amended and Restated Distribution Reinvestment Plan.  All capitalized terms used but not otherwise defined herein shall have the respective meanings given them in the prospectus included in the Registration Statement.

In rendering this opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including the Registration Statement and such other documents or information as we have deemed necessary to render the opinions set forth in this letter.

In our review, we have assumed, with your consent, that the documents that we reviewed in proposed form will be executed in substantially the same form, all of the representations and statements set forth in such documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.  We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

Based upon, and subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that the discussion in the Registration Statement under the heading “Tax Considerations,” to the extent it discusses matters of law or legal conclusions, is correct, as of the date hereof, in all material respects.

The opinion set forth in this letter is based on existing law as contained in the Code, Treasury Regulations, and interpretations of the foregoing by the Internal Revenue Service (“IRS”) and by the courts in effect (or, in case of certain Proposed Regulations, proposed) as of the date hereof, all of which are subject to change, both retroactively or prospectively, and to possibly different interpretations.

The foregoing opinion is limited to the specific matters covered thereby and should not be interpreted to imply the undersigned has offered its opinion on any other matter. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this letter

We hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement.  In giving this consent, however, we do not admit thereby that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP

Greenberg Traurig, LLP | Attorneys at Law | MetLife Building, 200 Park Avenue | New York, New York 10166 | Tel. 212.801.9200 | Fax 212.801.6400